UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)

THE READER’S DIGEST ASSOCIATION, INC.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of class of securities)
755267101
(CUSIP number)
Clifton S. Robbins Blue Harbour Group, LP 240 Greenwich Avenue, 3rd Floor Greenwich, Connecticut 06830 (203) 422-6540
(Name, address and telephone number of person authorized to receive notices and communications)
November 17, 2006
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

CUSIP No. 755267101	13D	Page 2

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Blue Harbour Group, LP 56-2457376
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS	N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		PN

CUSIP No. 755267101	13D	Page 3

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Blue Harbour Strategic Value Partners Master Fund, LP 98-0450159
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [ X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		PN

CUSIP No. 755267101	13D	Page 4

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Blue Harbour Institutional Partners Master Fund, L.P. 98-0495357
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [ X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS:	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		PN

CUSIP No. 755267101	13D	Page 5

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Blue Harbour GP, LLC 20-1590782
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS	N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		OO

CUSIP No. 755267101	13D	Page 6

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Blue Harbour Holdings, LLC 20-1590711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS	N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		OO

CUSIP No. 755267101	13D	Page 7

1	NAME OF REPORTING PERSON: IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):		Clifton S. Robbins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X ]
3	SEC USE ONLY
4	SOURCE OF FUNDS	N/A
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER:	0
	8	SHARED VOTING POWER:	0
	9	SOLE DISPOSITIVE POWER:	0
	10	SHARED DISPOSITIVE POWER:	0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0%
14	TYPE OF REPORTING PERSON:		IN

This Amendment No. 1 (the "Amendment") amends the Statement on Schedule 13D filed on July 14, 2006 (the "Statement") by the Reporting Persons with respect to the common stock, par value $0.01 per share (“Common Stock”), of The Reader's Digest Association, Inc., a Delaware corporation (the “Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings previously ascribed to them in the Statement.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 of the Statement is hereby amended as follows:

(a) – (b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment are incorporated herein by reference. As of the close of business on the date hereof, none of the Reporting Persons beneficially owns any shares of Common Stock.

(c)          Except as set forth above or in the attached Schedule I, no Reporting Person has effected any transaction in shares of Common Stock during the 60 days preceding the date of this Amendment.

(d)         Not applicable.

(e)          The Reporting Person ceased to be the beneficial owners of more than five percent of the Common Stock on November 16, 2006.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

November 17, 2006	BLUE HARBOUR STRATEGIC VALUE PARTNERS MASTER FUND, LP

By: Blue Harbour GP, LLC, its general partner

By: /s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Managing Member

BLUE HARBOUR INSTITUTIONAL PARTNERS MASTER FUND, L.P.

By: Blue Harbour GP, LLC, its general partner

By: /s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Managing Member

BLUE HARBOUR GP, LLC

By: /s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Managing Member

BLUE HARBOUR GROUP, LP

By: Blue Harbour GP, LLC, its general partner

By: /s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Managing Member

BLUE HARBOUR HOLDINGS, LLC

By: /s/ Clifton S. Robbins
Name: Clifton S. Robbins
Title: Managing Member

/s/ Clifton S. Robbins
Name: Clifton S. Robbins

Schedule I

TRANSACTIONS IN THE PAST SIXTY DAYS BY THE REPORTING PERSONS

The following table sets forth all transactions with respect to shares of Common Stock effected during the past sixty (60) days by any of the Reporting Persons. All such transactions were effected in the open market, unless otherwise noted. The Funds have also entered into, and may from time to time enter into, purchases and sales of Common Stock between each other to rebalance their respective holdings at the discretion of the Manager.

Shares Sold by the Fund

Number of Shares Sold	Average Price Per Share	Date
570,290	14.88	10/24/06
200,000	14.97	10/25/06
4,217,760	16.70	11/16/06
492,356	16.67	11/17/06

Shares Sold by BHIP

Number of Shares Sold	Average Price Per Share	Date

126,310	14.88	10/24/06
40,000	14.97	10/25/06
832,240	16.70	11/16/06
96,518	16.67	11/17/06